  Liberty Silver Corp.

181 Bay Street, Suite 2330

Toronto, Ontario, Canada, M5J 3T3

January 24, 2013

John Reynolds

Assistant Director

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E. Mail Stop 3561

Washington, D.C. 20549

Re:

Liberty Silver Corp.

Registration Statement on Form S-1

Filed November 15, 2012

File No. 333-184962

Form 10-K for Fiscal Year Ended

June 30, 2012

Filed September 28, 2012

File No. 333-150028

Dear Mr. Reynolds:

In connection with responding to your comment letter dated December 10, 2012, Liberty Silver Corp., a Nevada corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Liberty Silver Corp.

/s/ Geoff Browne, Chief Executive Officer